Exhibit 23.1

Consent of Independent Auditors, Ernst & Young LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cotton States Life Insurance Company 1995 Performance Share Awards Plan of our reports dated February 25, 2003, except for Note 2 as to which the date is March 14, 2003, with respect to the consolidated financial statements and schedules of Cotton States Life Insurance Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia
November 24, 2003